AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ICU MEDICAL, INC.
Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware

ICU Medical, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is ICU Medical, Inc. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was January 9, 1992.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) restates and integrates and also further amends the provisions of the Certificate of Incorporation of the corporation, as heretofore amended, and has been duly adopted and approved by the Board of Directors and the stockholders of the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The text of the Certificate of Incorporation of the corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is ICU Medical, Inc. (hereinafter referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and the name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock of all classes which the Corporation shall have the authority to issue is 80,500,000 shares consisting of 80,000,000 shares of Common Stock, par value of $0.10 per share, and 500,000 shares of Preferred Stock, par value of $1 per share.

The Board of Directors shall have the authority at any time and from time to time to adopt a resolution or resolutions dividing the Preferred Stock into one or more series and (unless otherwise provided in such resolution or resolutions) to increase or decrease the number of shares of any such series, but not below the number of shares of any such series then outstanding. The Board of Directors is authorized to fix or alter in any one or more respects, from time to time, by a resolution or resolutions, the designation, powers, voting powers, preferences and the relative, participating, optional, conversion or other rights of the shares of each such series, and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption, rights upon dissolution or liquidation, sinking funds, and any other rights, preferences and limitations of any series of Preferred Stock.

FIFTH: The exact number of directors shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation and may be increased or decreased as therein provided. Directors of the Corporation need not be elected by ballot unless required by the Bylaws.

The directors, other than any directors elected separately as a class by the holders of one or more series of Preferred Stock, shall be elected to hold office for a one-year term expiring at the next Annual Meeting of Stockholders.

Any director may be removed from office at any time with or without cause. Subject to such removal, death, resignation, retirement or disqualification, each director shall hold office until the next Annual Meeting of Stockholders and until his or her successor shall be elected and qualified. No alteration, amendment or repeal of this Article FIFTH or the Bylaws of the Corporation shall be effective to shorten the term of any director holding office at the time of such alteration, amendment or repeal or to increase the number of directors in the aggregate from that existing at the time of such alteration, amendment or repeal, until the expiration of the terms of office of all directors then holding office, unless (i) in the case of this Article FIFTH, such alteration, amendment or repeal has been approved by the affirmative vote of the holders of a majority of the shares of stock of the Corporation outstanding and entitled to vote thereon, or (ii) in the case of the Bylaws, such alteration, amendment or repeal has been approved by either the affirmative vote of the holders of a majority of all shares of stock of the Corporation outstanding and entitled to vote thereon or by a vote of a majority of the entire Board of Directors.

To the extent that any holders of any class or series of stock other than Common Stock issued by the Corporation shall have the separate right, voting as a class or series, to elect directors, the directors elected by such class or series shall be deemed to constitute an additional class of directors and shall have a term of office for one year or such other period as may be designated by the provisions of such class or series providing such separate voting right to the holders of such class or series of stock, any such class of directors shall be in addition to the classes designated above, and any such directors so elected shall be subject to removal in such manner as may be provided by law.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, for further definition, limitation and regulation of the powers of the Corporation and not in limitation or exclusion of any powers conferred upon the Corporation by statute.

A.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.The Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.

C.Action shall be taken by stockholders of the Corporation only at annual or special meetings of stockholders, and stockholders may not act by written consent. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by (i) the Board of Directors, (ii) the Chairman of the Board of Directors, (iii) the President of the Corporation or (iv) the Secretary of the Corporation, following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who hold, in the aggregate, at least 25% of the combined voting power of all outstanding voting securities of the Corporation, determined in accordance with the provisions of the Bylaws of the Corporation and who otherwise comply with such other requirements and procedures set forth in the Bylaws of the Corporation, as now or hereinafter in effect.

SEVENTH: To the fullest extent permitted by the laws of the State of Delaware, now or hereafter in force, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The provisions of this Article SEVENTH shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article SEVENTH.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, ICU Medical, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by the undersigned officer this 15th day of May 2026.

ICU Medical, Inc.

By: /s/ Brian M. Bonnell
Name: Brian M. Bonnell
Title: CFO